THOMAS WEISEL PARTNERS GROUP, INC. REPORTS STRONG FOURTH QUARTER
EARNINGS LED BY INVESTMENT BANKING REVENUES
AND PRIVATE EQUITY INVESTMENT GAINS

San Francisco, February 14, 2007 - Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG) reported net revenue of $76.5 million in the fourth quarter of 2006 and $276.3 million for 2006 driven by investment banking revenues and private equity investment gains, representing net revenue increases of 8% and 17% over the comparable periods in 2005. These increases exclude management fees earned in 2005 from Thomas Weisel Capital Partners (TWCP), which we no longer receive, as discussed below. If management fees earned in 2005 from TWCP were included, net revenue for the fourth quarter and full year 2006 represented increases of 4% and 10%, respectively, over the comparable periods in 2005.

Net income increased to $8.7 million in the fourth quarter of 2006 from $7.1 million in the fourth quarter of 2005 and increased to $34.9 million in the full year of 2006 compared to a net loss of $7.1 million in the full year 2005. Diluted earnings per share for the fourth quarter and full year 2006 were $0.33 and $1.34, respectively.

After adjusting for certain one-time events, including our conversion to a corporation, non-GAAP net income and diluted earnings per share were $9.8 million and $0.37 for the fourth quarter of 2006 and $23.7 million and $0.93 for 2006. A reconciliation between our GAAP results and these non-GAAP measures is discussed below.

Fourth Quarter 2006 Business Highlights

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Investment Banking. The fourth quarter of 2006 was our strongest investment banking quarter since the first quarter of 2001, led by M&A revenues of $15.2 million. Total investment banking revenues in the fourth quarter increased 33% to $37.3 million, compared to the fourth quarter of 2005. We completed 28 investment banking transactions in the fourth quarter compared to 18 transactions in the fourth quarter of 2005. Of those transactions, 23 were capital raising, up from 13 in the fourth quarter of 2005. We also completed five M&A transactions in the fourth quarter of 2006.

For the full year of 2006, investment banking revenues increased 65% to $124.1 million from 2005, our best year in investment banking since 2000. This growth was driven by equity financing which grew 114% to $93.1 million compared to $43.4 million in 2005. In 2006 and 2005, we book- and lead-managed approximately 30% of our underwriting transactions - we completed 18 book- and lead-managed transactions in 2006 compared to 12 in 2005. Gaining momentum in the second half of 2006, M&A generated $23.4 million in revenues compared to $7.6 million in the first half of 2006. We completed ten M&A transactions in the second half of 2006 compared to five in the first half. Also contributing to investment banking growth, private placement revenues increased to $7.8 million in the second half of 2006 compared to $3.9 million in the first half of 2006. We completed seven private placement transactions in the second half of 2006 compared to four in first half of 2006.

Notable fourth quarter transactions included a sole book-managed initial public offering for Netlist, Inc., a joint book-managed initial public offering for Double-Take Software, Inc. and a co-lead-managed initial public offering for RRSat Global Communications Network. Additionally, we were the sole book-manager for two follow-on offerings, Occam Networks, Inc. and Cray Inc. Other notable fourth quarter transactions included advising USinternetworking, Inc. in its sale to AT&T Inc. for approximately $300 million, Broadwing Corp. in its sale to Level 3 Communications, Inc. for approximately $1.4 billion, and Nomura Holdings Inc. in its $1.2 billion acquisition of Instinet Inc. Finally, we were the sole placement agent for a private placement offering for HomeAway and completed a preferred stock PIPE offering for Vertical Communications.

“We experienced significant momentum in our M&A and private placement revenues in the fourth quarter and second half of 2006 and, looking forward, we are optimistic that these trends will continue into 2007,” said Thomas Weisel, CEO and Chairman. “We entered 2007 with seven initial public offerings and two follow-on offerings in registration and five announced M&A transactions.”

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Asset Management. Asset management investment gains were our strongest since the fourth quarter of 2004, with private equity gains of $5.9 million compared to $2.4 million in the fourth quarter of 2005. In total, asset management revenues improved 12% to $9.3 million in the fourth quarter of 2006 compared to the fourth quarter of 2005, after excluding management fees earned in 2005 from TWCP, which we no longer receive, as discussed below.

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Brokerage. Brokerage revenues were $29.0 million in the fourth quarter. Compared to the third quarter of 2006, both equity volumes and commissions per share increased but were offset by a higher loss ratio and lower convertible trading revenues.

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Discovery Research. We launched our new small-cap research product from our office in Mumbai, India in the fourth quarter. Discovery Research focuses on growth companies with an average market cap of $500 million and with coverage by two or fewer sell-side analysts. Currently, ten publishing Discovery Research analysts cover 90 companies. We are expecting 15 publishing analysts covering 250 companies by the end of 2007.

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Newly Elected Directors. On February 14, 2007, the Board of Directors elected Matthew Barger and Michael Brown to serve as additional members of the Board of Directors. Mr. Barger is the former Managing General Partner of Hellman & Freidman LLC, a private equity firm with offices in San Francisco, New York and London, and is currently a Senior Advisor to Hellman & Freidman and a director or advisory board member of several private firms and charitable organizations. Mr. Brown was formerly the Chief Financial Officer of Microsoft Corporation and has also previously served as a Governor of the National Association of Securities Dealers and the Chairman of the Nasdaq Stock Market Board of Directors. Mr. Brown currently serves as director of several public and private companies.

“We are pleased to announce the addition of these two distinguished business leaders to our Board of Directors,” stated Thomas Weisel, CEO and Chairman. “Mike Brown brings a wealth of technology and securities industry experience both from his past involvement with Microsoft and in the governance of Nasdaq and the NASD as well as his experience as an investor in quantitative and alternative trading businesses. Matt Barger has extensive experience in the private equity business with particular experience in investing in asset management firms and we welcome his expertise and perspective as we work to expand our asset management business.”

Revenues

Investment Banking

Fourth Quarter, 2006
Investment banking revenues increased 33% to $37.3 million compared to the fourth quarter of 2005. We closed 28 transactions in the fourth quarter of 2006 compared to 18 in the fourth quarter of 2005.

Capital raising revenues increased 51% to $22.1 million compared to the fourth quarter of 2005. We completed 23 capital raising transactions compared to 13 in the fourth quarter of 2005. Within capital raising revenues, private placement revenues increased to $3.0 million in the fourth quarter from $0.8 million in the fourth quarter of 2005.

Strategic advisory revenues increased 14% to $15.2 million compared to the fourth quarter of 2005. We completed five strategic advisory transactions in the fourth quarter of 2006 and in the year-ago quarter.

Full Year, 2006
Investment banking revenues increased 65% compared to 2005 to $124.1 million. We completed 87 transactions compared to 63 in 2005 and our average revenue per transaction increased to $1.4 million compared to $1.2 million in 2005. The increase in the average revenue per transaction was attributable to an increase in the average size and an increase in our share of the total revenue of the capital raising transactions we participated in.

Capital raising revenues increased 114% to $93.1 million compared to 2005. We completed 72 capital raising transactions compared to 48 in 2005. Within capital raising revenues, private placement revenues increased to $11.7 million in 2006 compared to $6.3 million in 2005. We completed 11 private placement transactions in 2006 compared to seven in 2005.

Strategic advisory revenues declined 3% to $31.0 million compared to 2005. We completed 15 strategic advisory transactions in both 2006 and 2005.

Investment banking revenues are typically recognized at the completion of each transaction. As a result, our investment banking revenues have and likely will continue to vary significantly between periods. Our investment banking engagements typically relate to only one potential transaction and do not provide us with long-term contracted sources of revenue.

Brokerage

Fourth Quarter, 2006
Brokerage revenues declined 15% compared to the fourth quarter of 2005 to $29.0 million. The decrease from the fourth quarter of 2005 was due to decreases in trading volumes and commissions per share in our equity trading and in our convertible trading revenues partially offset by increases in assets under management and related fees in our private client services business.

Full Year, 2006
Brokerage revenues decreased 11% to $123.8 million compared to 2005. The decrease was due to our average daily trading volume and average commission per share in equity securities trading declining from 2005 to 2006, partially offset by increases in our retention rate and assets under management and related fees in our private client services business and convertible trading revenues.

Asset Management

Fourth Quarter, 2006
Asset management revenues increased 12% to $9.3 million compared to the fourth quarter of 2005, after excluding management fees earned in the fourth quarter of 2005 from TWCP, which we no longer receive. The increases were mainly due to $5.9 million of investment gains from private equity compared to $2.4 million in the fourth quarter of 2005. Management fees were $3.0 million in the fourth quarter of 2006.

Including management fees from TWCP in the fourth quarter of 2005, total asset management revenue decreased 15% compared to the fourth quarter of 2005 (asset management revenue for the fourth quarter of 2005 was $10.9 million). The management of TWCP was transferred to a third party in the fourth quarter of 2005 and following that transfer we no longer receive management fees from TWCP. Management fees received from TWCP in the fourth quarter of 2005 were $2.6 million. We continue to receive investment gains and losses from our capital account with TWCP.

Full Year, 2006
Asset management revenues for 2006 were $25.8 million, an increase of 22% over the comparable period in 2005, after excluding management fees earned in 2005 from TWCP, which we no longer receive, as described above. The increases were mainly attributable to $12.4 million in investment gains from private equity compared to $4.4 million in 2005. Management fees were $12.4 million in 2006.

Including management fees from TWCP in 2005, total asset management revenue decreased 30% in 2006 compared to 2005 (asset management revenue for 2005 was $36.7 million). Management fees received from TWCP in 2005 were $15.6 million.

Expenses

Compensation and Benefits

Fourth Quarter, 2006
Compensation and benefits expense increased 11% in the fourth quarter of 2006 to $41.2 million compared to the same period in 2005.  Compensation and benefits expense in the fourth quarter included $1.9 million of non-cash compensation expense relating to equity awards made in connection with our initial public offering.

As a percentage of net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities), compensation and benefit expense (excluding expense relating to equity awards made in connection with our initial public offering) was 56% for the fourth quarter.

Full Year, 2006
Compensation and benefits expense decreased 1% in 2006 to $152.2 million compared to 2005.  Compensation and benefits expense included $7.0 million of non-cash compensation expense relating to equity awards made in connection with our initial public offering.

As a percentage of net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities), compensation and benefit expense (excluding expense relating to equity awards made in connection with our initial public offering) was 55% for 2006.

In connection with our initial public offering, we indicated that beginning in 2006 we intend to maintain our aggregate compensation and benefits expense (excluding expense relating to equity awards made in connection with our initial public offering), within the range of 55% to 58% of our net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities), although we retain the ability to change this rate in the future.  Our accruals for compensation and benefits expense in 2006 were consistent with this policy.

Non-compensation

Fourth Quarter, 2006
Non-compensation expense decreased 12% to $25.6 million in the fourth quarter of 2006 compared to the fourth quarter of 2005. The decrease was primarily due to recording costs related to transferring the management of our private equity fund, TWCP, to a third party in the fourth quarter of 2005. The decrease was partially offset by additional expenses related to increased business activity and additional professional services expenses.

Full Year, 2006
Non-compensation expense decreased 4% to $98.0 million in 2006 compared to 2005. The decrease was primarily due to recording costs associated with TWCP, described above, in 2005.

Provision for Taxes, Tax Benefit

Fourth Quarter, 2006
Our tax expense for the fourth quarter of 2006 was $1.0 million, which represents a 10% tax rate and is significantly below our composite federal and state tax rate of 42%. The 32% rate benefit resulted primarily from a $3.0 million downward adjustment to the valuation allowance we previously recorded at the time of our conversion from a limited liability company to a corporation. The $3.0 million downward adjustment was related to capital gains in investment partnerships and other securities recorded in the fourth quarter of 2006.

Full Year, 2006
Our tax benefit for the full year of 2006 was $8.8 million, which represents a negative tax rate of 34%. The negative tax rate, as compared to our composite federal and state tax rate of 42%, is primarily the result of tax benefits from our conversion from a limited liability company to a corporation in the first quarter of 2006. The conversion resulted in a net $13.8 million tax benefit. Also, additional tax benefits resulted from subsequent downward adjustments totaling $4.1 million to the valuation allowance established at the conversion date. The $4.1 million downward adjustments primarily related to capital gains recorded in 2006 in investment partnerships and other securities. In 2006, our effective tax rate, after excluding first quarter one-time events but including the effect of downward adjustments to the valuation allowance, was 25%.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures. We have reported in this press release our net income for the fourth quarter of 2006 on a non-GAAP basis by excluding the $1.1 million after-tax non-cash expense incurred in the fourth quarter of 2006 associated with the initial grant of restricted stock units made in connection with our initial public offering. We have also reported in this press release our net income for full year 2006 on a non-GAAP basis by (i) excluding the effect of recognizing during the first quarter of 2006 a $13.8 million one-time net deferred tax benefit resulting from our conversion to corporation from a limited liability company (but not excluding subsequent adjustments to the related valuation allowance), (ii) excluding the $4.1 million after-tax non-cash expense incurred in 2006 associated with the initial grant of restricted stock units made in connection with our initial public offering and (iii) including additional income tax expense of $1.5 million for the first quarter of 2006, because we estimate that had we converted to a corporation on January 1, 2006 we would have incurred additional income tax expense for the period from January 1, 2006 to February 7, 2006 equal to our net income for the period from January 1, 2006 through February 7, 2006 of $3.6 million multiplied by the applicable federal and state tax rate for the first quarter of 2006 of 42%.

We have also reported in this press release our basic and diluted earnings per share for the fourth quarter of 2006 on a non-GAAP basis by:

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using $9.8 million as the numerator of our non-GAAP basic and diluted earnings per share calculations, which amount is derived by beginning with net income attributable to common shareholders of $8.7 million and adjusting to exclude the after-tax non-cash expense associated with our initial grant of restricted stock units of $1.1 million; and

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using as the denominator of our non-GAAP basic and diluted earnings per share calculations the basic and diluted weighted average shares used, respectively, as the denominator of our GAAP basic and diluted earnings per share calculations.

We have also reported in this press release our basic and diluted earnings per share for 2006 on a non-GAAP basis by:

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using $23.7 million as the numerator of the non-GAAP earnings per share calculation, which amount is derived by beginning with net income available to common stockholders of $33.3 million for full year 2006 and adjusting to (i) exclude the effect of the $13.8 million one-time net deferred tax benefit recognized in the first quarter of 2006 (but not excluding subsequent adjustments to the related valuation allowance), (ii) include the additional income tax expense of $1.5 million with respect to the period from January 1, 2006 through February 7, 2006, (iii) exclude the after-tax non-cash expense associated with our initial grant of restricted stock units of $4.1 million for full year 2006 and (iv) exclude $1.6 million of preferred dividends and accretion with respect to the period from January 1, 2006 through February 7, 2006; and

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increasing the weighted average shares used as the denominator of the non-GAAP earnings per share calculation by 498,893, which is the amount by which weighted average shares would have increased had the 4,914,440 shares we issued in our initial public offering been outstanding for all of 2006.

Although we expect to grant restricted stock units and other share-based compensation in the future, we do not expect to make any such substantial grants outside of our regular compensation and hiring process, as we did when we granted restricted stock units in connection with our initial public offering. Also, in the future we do not expect that a similar conversion-related deferred tax benefit will arise and we expect to be subject to state and federal income tax, in each case, because we do not expect to change our corporate form again.

Our management has utilized a non-GAAP calculation of net income and non-GAAP calculations of basic and diluted earnings per share that are adjusted in the manner described above as an additional device to aid in understanding and analyzing our financial results in the fourth quarter and full year 2006. Our management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of our results in the current period to those in prior periods and future periods that did not and likely will not include the adjusted items. Our reference to these measures should not, however, be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and our prospects for the future. Specifically, our management believes that the non-GAAP measures provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and business outlook.

A limitation of utilizing these non-GAAP measures of net income and basic and diluted earnings per share is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, management believes that both our GAAP measures of net income and basic and diluted earnings per share and these non-GAAP measures of our financial performance should be considered together.

A reconciliation of our fourth quarter and full year 2006 GAAP net income to our fourth quarter and full year 2006 non-GAAP net income is set forth below.

	For Three Months Ended	For Twelve Months Ended
	December 31, 2006	December 31, 2006
	(In millions)
Net income	$8.7	$34.9
Exclusion of the effect of recording net deferred tax benefit	—	(13.8)
Inclusion of additional income tax expense	—	(1.5)
Exclusion of the after-tax non-cash expense associated with initial grant of restricted stock units	1.1	4.1

Non-GAAP net income excluding the effect of recording net deferred tax benefit, including additional income tax expense and excluding after-tax non-cash expense associated with initial grant of restricted stock units	$9.8	$23.7

We calculate earnings per share in accordance with FASB Statement No. 128, Earnings per Share. Basic earnings per share is calculated by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding for the period. Common shares outstanding for the fourth quarter of 2006 and for full year 2006 are comprised of the weighted average of (i) the 17,347,270 shares issued in conjunction with our reorganization from a limited liability company to a corporation, as if such issuance had occurred on January 1, 2006, (ii) the 4,914,440 shares issued in our initial public offering on February 7, 2006 (iii) the 3,581,902 shares issued in our follow-on offering on May 23, 2006 and (iv) the following acquisitions of shares: 12,533 shares on August 25, 2006, 74,400 shares on October 17, 2006 and 2,512 shares on December 6, 2006. Diluted earnings per share includes the determinants of basic earnings per share plus all dilutive potential common shares that were outstanding during the period. We use the treasury stock method to reflect the potential dilutive effect of outstanding unvested restricted stock units, an outstanding warrant to purchase common stock and outstanding unexercised stock options. With respect to the fourth quarter and full year 2006, outstanding unexercised stock options were anti-dilutive and not considered in the determination of diluted earnings per share.

The following table sets forth our GAAP basic and diluted weighted average shares outstanding and our GAAP basic and diluted earnings per share for the fourth quarter and full year 2006, as well as our non-GAAP basic and diluted weighted average shares outstanding and non-GAAP earnings per share for the fourth quarter and full year 2006, in each case after applying the adjustments described above:

	For Three Months Ended December 31, 2006	For Twelve Months Ended December 31, 2006
Weighted average shares used in computation of earnings per share:
Basic (in thousands)	25,770	23,980
Diluted (in thousands)	26,528	24,945

Earnings per share:
Basic	$0.34	$1.39
Diluted	$0.33	$1.34

Non-GAAP adjusted weighted average shares used in computation of non-GAAP earnings per share:
Basic (in thousands)	25,770	24,479
Diluted (in thousands).	26,528	25,444

Non-GAAP earnings per share excluding the effect of recording net deferred tax benefit, including additional income tax expense, excluding after-tax non-cash expense associated with initial grant of restricted stock units and excluding preferred dividends and accretion from January 1, 2006 through February 7, 2006:

Basic	$0.38	$0.97
Diluted	$0.37	$0.93

Further information regarding these non-GAAP financial measures will be included in our Annual Report on Form 10-K for the full year ended December 31, 2006, and has been included for previous quarters in our Quarterly Reports on Form 10-Q for the three month periods ended March 31, June 30 and September 30, 2006. Our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q are available to the public from the SEC’s internet site at http://www.sec.gov and from our public internet site at http://www.tweisel.com. You may also read and copy any Annual Report on Form 10-K or Quarterly Report on Form 10-Q that we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

2007 Annual Meeting of Shareholders

Thomas Weisel Partners Group, Inc. will hold its 2007 Annual Meeting of Shareholders on Wednesday, May 23, 2007.

About Thomas Weisel Partners Group, Inc.

We are an investment bank, founded in 1998, focused principally on the growth sectors of the economy. Our business is managed as a single operating segment and we generate revenues from three principal sources: investment banking, brokerage and asset management. Our investment banking group is comprised of two disciplines: corporate finance and strategic advisory. Our brokerage group provides equity and convertible debt securities sales and trading services to institutional investors, and offers brokerage, advisory and cash management services to high-net-worth individuals and corporate clients.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, which are subject to risks, uncertainties and assumptions about us. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “optimistic”, “potential”, “future” or “continue”, the negative of these terms and other comparable terminology. These statements are only predictions based on our current expectations about future events. There are important factors that could cause our actual results, level of activity, performance or achievements or other events or circumstances to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to, those discussed in Item 1A - “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005 and in our Quarterly Reports on Form 10-Q filed with the SEC thereafter. We do not assume responsibility for the accuracy or completeness of any forward-looking statement and you should not rely on forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements to conform them to actual results or revised expectations.

Quarterly Earnings Conference Call

Thomas Weisel Partners Group, Inc. will host its fourth quarter and full year 2006 conference call on Wednesday, February 14, 2007 at 5:00 p.m. EST (2:00 p.m. PST). The conference call may include forward-looking statements, including guidance as to future results.

All interested parties are invited to listen to Thomas Weisel Partners’ Chairman and Chief Executive Officer, Thomas W. Weisel, and Chief Administrative Officer, David Baylor, by dialing 800/289-0529 (domestic) or 913/981-5523 (international). The confirmation code for both the domestic and international lines is: 6047001.

A live web cast of the call, as well as the company’s results, will be available through the investor relations/webcasts section of our website, www.tweisel.com.

To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available on this site one hour after the call through February 28, 2007.

Investor Relations Contact: Deborah Lightfoot 415-364-2500 investorrelations@tweisel.com	Media Contact: Amanda Gaines-Cooke 415-364-2500 amandagainescooke@tweisel.com

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues:
Brokerage	$28,964	$34,242	$123,809	$138,497
Investment banking	37,258	27,982	124,136	75,300
Asset management	9,293	10,906	25,752	36,693
Interest income	4,054	2,071	13,525	5,510
Total revenues	79,569	75,201	287,222	256,000
Interest expense	(3,083)	(1,547)	(10,905)	(5,114)
Net revenues	76,486	73,654	276,317	250,886

Expenses excluding interest:
Compensation and benefits	41,212	37,074	152,195	154,163
Brokerage execution, clearance and account administration	5,096	6,621	22,621	26,873
Communications and data processing	4,125	4,255	16,650	17,457
Depreciation and amortization	1,951	2,188	8,549	9,146
Marketing and promotion	3,036	2,071	11,545	11,898
Occupancy and equipment	4,139	4,805	17,926	15,884
Other expense	7,224	9,159	20,706	20,336
Total expenses excluding interest	66,783	66,173	250,192	255,757
Income (loss) before taxes	9,703	7,481	26,125	(4,871)
Provision for taxes (tax benefit)	963	382	(8,796)	2,187

Net income (loss)	8,740	7,099	34,921	(7,058)

Preferred dividends and accretion:
Class D redeemable convertible shares	—	(1,750)	(710)	(7,000)
Class D-1 redeemable convertible shares	—	(938)	(380)	(3,750)
Accretion of Class C redeemable preference stock	—	(1,423)	(518)	(4,904)

Net income (loss) attributable to common shareholders and to class A, B and C shareholders	$8,740	$2,988	$33,313	$(22,712)

Earnings per share:
Basic earnings per share	$0.34		$1.39
Diluted earnings per share	$0.33		$1.34

Weighted average shares used in computation of per share data:
Basic weighted average shares outstanding	25,770		23,980
Diluted weighted average shares outstanding	26,528		24,945

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED QUARTERLY STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2006	2006	2006	2006	2005
	(In thousands)
REVENUES:
Brokerage	$28,964	$30,682	$29,776	$34,387	$34,242
Investment banking	37,258	22,228	28,156	36,494	27,982
Asset management	9,293	4,123	5,383	6,953	10,906
Interest income	4,054	4,197	3,062	2,212	2,071
Total revenues	79,569	61,230	66,377	80,046	75,201
Interest expense	(3,083)	(3,110)	(2,643)	(2,069)	(1,547)
Net revenues	76,486	58,120	63,734	77,977	73,654
EXPENSES EXCLUDING INTEREST:
Compensation and benefits	41,212	33,648	35,398	41,937	37,074
Brokerage execution, clearance and account administration	5,096	4,441	6,388	6,696	6,621
Communications and data processing	4,125	3,958	4,218	4,349	4,255
Depreciation and amortization	1,951	2,117	2,127	2,354	2,188
Marketing and promotion	3,036	2,817	2,759	2,933	2,071
Occupancy and equipment	4,139	5,524	3,603	4,660	4,805
Other expense	7,224	4,182	4,730	4,570	9,159
Total expenses excluding interest	66,783	56,687	59,223	67,499	66,173

INCOME (LOSS) BEFORE TAX	9,703	1,433	4,511	10,478	7,481
Provision for taxes (tax benefit)	963	(119)	1,191	(10,831)	382

NET INCOME (LOSS)	8,740	1,552	3,320	21,309	7,099

Less: Preferred Dividends and Accretion	—	—	—	(1,608)	(4,111)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS AND TO CLASS A, B AND C SHAREHOLDERS	$8,740	$1,552	$3,320	$19,701	$2,988